For Immediate Release

Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION RECEIVES LETTER FROM NASDAQ RELATING TO ITS LATE FORM 10-K

MOUNT CLEMENS, Mich., April 12, 2011 – On April 6, 2011, Community Central Bank Corporation (Nasdaq: CCBD), parent company of Community Central Bank, received a non-compliance notice from The Nasdaq Stock Market stating that the Company was not in compliance with the rules for continued listing because it has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2010.  The Nasdaq letter indicated that the Company has until June 6, 2011 to submit a plan to regain compliance.  If such a plan is timely submitted by the Company, the Nasdaq Staff can grant the Company up to 180 calendar days from the due date of the Form 10-K (or September 27, 2011) to regain compliance.  The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Capital Market at this time and it will continue to trade under the symbol CCBD.  If the Company does not regain compliance by the applicable date or dates, the Nasdaq will provide the Company a written notification that its common stock will be delisted.

As previously reported, the Company has until May 3, 2011, to regain compliance with Nasdaq’s minimum closing bid price requirement and until June 28, 2011, to regain compliance with Nasdaq’s minimum market value requirement.

About Community Central Bank Corporation

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan.

The Bank continues to operate normally, with no disruptions in service, at all of its banking facilities.

Customers have immediate access to all of their funds at Community Central Bank, where interest bearing accounts remain insured up to $250,000 by the Federal Deposit Insurance Corporation (FDIC).

Additionally, under federal law, all funds in a noninterest bearing account remain fully insured with no dollar limit.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control, including the potential that (1)  the Company may not achieve compliance with the Nasdaq requirements for continued listing on the Nasdaq Capital Market, (2) the Company may not be able to continue as a going concern, (3) the Company’s wholly owned subsidiary, Community Central Bank, may not be able to comply with the Consent Order that it recently entered into with the Michigan Office of Financial and Insurance Regulations and the Federal Deposit Insurance Corporation, and (4) because of our “critically undercapitalized” status, our regulators may initiate additional enforcement actions against us, which could include placing Community Central Bank under conservatorship or into receivership.   Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying these forward-looking statements. The Corporation assumes no responsibility to update forward-looking statements.